PARADIGM TECHNOLOGY STOCKHOLDERS APPROVE ALL PROPOSALS AT ITS ANNUAL MEETING OF STOCKHOLDERS

Milpitas, CA -- September 11, 1998--Paradigm Technology Inc. (Nasdaq:PRDM) announced that at its reconvened Annual Stockholders' Meeting on September 10, 1998 at 3:00 p.m. Pacific Daylight Time at company headquarters in Milpitas, stockholders approved all of the proposals before them, including those proposals relating to the pending merger with IXYS Corporation ("IXYS").

Stockholders of record as of close of business on June 19, 1998, were entitled to vote at the meeting.

IXYS announced on August 4,1998 that its stockholders approved the merger at a Special Meeting of Stockholders held on August 4,1998.

On July 8, 1998, Paradigm announced that the registration statement on Form S-4 filed in connection with its pending merger with IXYS Corporation was declared effective by the Securities and Exchange Commission. The registration statement registers the Paradigm securities to be issued in connection with the pending merger, which represents a new financing.

The closing of the merger, which is subject to certain conditions, is anticipated to occur on approximately September 15, 1998.

With headquarters in Milpitas, Paradigm Technology designs and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance PCS, advanced modems and complex military/aerospace applications.

The company focuses on high-performance, sub-10ns SRAMs where its technology and product design leadership in high-speed and high-density semiconductors can best be utilized. Paradigm can be reached on the World Wide Web at www.prdm.com.